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                                                           as of January 5, 1993

Mr. Richard Bassuk
909 Third Avenue
New York, New York  10022

Dear Richard:

                 We are pleased to confirm that if by December 31, 1993 you have not entered into a new employment agreement with Starrett Housing Corporation (collectively, with its subsidiaries, the "Company"), the Company and you have agreed as follows in connection with any fee paid by Tower West to the Company from refinancing proceeds received from time to time by Tower West under the LIHPRHA Program (the "Tower West Fee"):

                 1. If the Company receives the Tower West Fee on or before March 31, 1994, such Fee shall be taken into account in calculating your Incentive Compensation in accordance with your present Incentive Compensation Agreement, except that (i) if such Fee is received after December 31, 1993 but on or before March 31, 1994 such Fee shall be treated as though it had been received during 1993, and (ii) the amount of the Tower West Fee received on or before March 31, 1994 shall in no event be reduced for purposes of calculating your Incentive Compensation by more than $1 million as a result of any negative Adjusted Pre-Tax Income incurred by the Company from sources other than such Fee but shall exclude all amounts required in connection with the LIHPRHA program to be placed in escrow. The Company shall be deemed to have received the Tower West Fee on or before March 31, 1994 for all purposes of this letter insofar as such Fee is paid from LIHPRHA refinancing proceeds received by Tower West at the closing with HUD at which the principal funding occurs and taking place on or before March 31, 1994 or from proceeds received by Tower West prior to or within 120 days after such closing; any Tower West Fee described in this sentence which is paid from proceeds received by Tower West after the expiration of such 120 day period shall not be taken into account in calculating any payment under this letter. For all purposes of this letter, the Tower West Fee shall be deemed to be





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Mr. Richard Bassuk
as of January 5, 1993
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received by the Company on the date(s) on which Tower West receives the LIHPRHA proceeds from which such Fee is paid.

                 2. If the Company receives the Tower West Fee after March 31, 1994 but on or before June 30, 1995, than you shall be entitled to receive (provided you have not given us written notice of termination of employment by December 31, 1993 (it being understood that failure to agree upon a new employment agreement between us shall in no event be deemed such a notice of termination) and you continue in our employ on December 31, 1993 or one of the circumstances described in Section 1(b) or (c) of your present Incentive Compensation Agreement occurs by such date) 3% of the amount of such Fee, with such Fee to be without reduction for taxes incurred by the Company but to be net of and reduced by all amounts required in connection with the LIHPRHA program to be placed in escrow and all unreimbursed out-of-pocket expenses and expenditures (if any) incurred or required to be incurred by the Company in connection with such Fee. Payment will be made to you, or if you are not then living your estate, within 75 days of the Company's receipt of such Fee, provided that if subsequently the Company becomes obligated to make an additional expenditure in connection with such Fee, you agree to promptly reimburse the Company 3% of such expenditure.

                 The foregoing assumes that LIHPRHA refinancing proceeds described above will be paid by Tower West to the Company as a fee, which fee shall include fees, repayment of the Company's residual receipts note and distributions under the Tower West Partnership Agreement for the purpose of defining the Tower West Fee. If, however, such payment should ever be restructured as a distribution other than such a fee, you would nevertheless be entitled to the payments described above calculated on the same basis as if such payment had been made as such a fee, provided such restructured payment does not have a material adverse affect (specifically excluding any tax matter) on the Company.

                 During the period commencing January 1, 1994 and ending June 30, 1995 (or earlier receipt by the Company of the Tower West Fee), you have agreed to provide the Company from time to time with such advisory assistance as the Company may reasonably request in obtaining such Fee, such assistance to be subject to your health, to





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Mr. Richard Bassuk
as of January 5, 1993
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be limited to non-business hours and in any event to be rendered at times consistent with your other business and employment responsibilities.

                 The Tower West Fee shall not be taken into account in calculating your Incentive Compensation except as provided in this letter.

                 Except as amended hereby, your present Employment and Incentive Compensation Agreements shall remain in full force and effect and unchanged.


                                          Very truly yours,

                                          STARRETT HOUSING CORPORATION



                                          By /s/ Henry Benach
                                             ---------------------------------

AGREED:


 /s/ Richard Bassuk
- - ----------------------------
Richard Bassuk






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